Exhibit 99.1

Color Kinetics Incorporated
10 Milk Street, Suite 1100
Boston, MA 02108

April 11, 2006

George Mueller
234 Hanover Street
Boston, MA 02113

Dear George:
     We are pleased to clarify your bonus for 2005 and to describe the terms of the mutually agreed upon change of your status from a Color Kinetics employee to consultant, including the principal business terms of your consulting agreement and your service as member of the Board. During your tenure as Founder and CEO of Color Kinetics, the Company grew and prospered, and we remain appreciative of your accomplishments. We now look forward to your continued contributions and insights as a Director and consultant under the terms set forth in this letter and your consulting agreement.
1)	As agreed, the Company will pay you a cash bonus for 2005 in accordance with your bonus plan, and the bonus will be calculated and paid in the same manner as the bonus for the current CEO.

2)	You will resign as an employee of the Company effective April 11, 2006.

3)	For the remainder of 2006, you will be retained as a consultant to the Company. (See Attachment A for Principal Terms of Consulting Agreement)

4)	With respect to the CK stock options that you currently hold, we agree as follows:

(A) The incentive stock option granted to you on December 10, 2002 (the “2002 stock option”) is currently fully vested. All of the terms of the 2002 stock option will remain in effect, including the provision that states that the stock option will terminate thirty (30) days after you cease to be an employee of the Company. As provided in the option agreement, the Company will permit you to pay for the exercise of the 2002 stock option by delivery of other shares of the Company’s Common Stock that you already own. If you choose to do so, you will surrender in payment that number of shares with a value (using the closing price of the Company’s Common Stock on the date you deliver such shares to the Company) equal to the exercise price of the option shares. The non-statutory stock option granted to you on December 10, 2002 (the “2002 stock option”) has been fully exercised

(B) The non-statutory stock option granted to you on December 16, 2004 (the “2004 non-statutory stock option”) will remain in effect, and continue to vest, in accordance with its terms. Should you wish to exercise at any time the vested portion of your 2004 non-statutory stock option other than for cash, the Company will permit you to do so by delivery of shares of the Company’s Common Stock that you already own, by a net exercise of the option, or by a broker-directed exercise (so long as the broker-directed exercise does not violate any blackout period rules).

(C) The incentive stock option granted to you on December 16, 2004 (the “2004 incentive stock option”) will terminate thirty (30) days after your termination of employment. However, the Company will accelerate the vesting 100% on said option, and you will be able to exercise it with cash or any of the other methods set forth in the foregoing subparagraph (B). Upon acceleration, only 6,211 shares will be ISOs and the remainder will become non-statutory options because of the $100,000 annual limit. You may pay the withholding tax by delivering other CK shares that you own or by using the net issuance provision.

5)	The Nondisclosure, Noncompetition and Developments Agreement between you and the Company, dated August 25, 1998, will remain in effect in accordance with its terms.

6)	The Severance Agreement between you and the Company, dated April 2, 2001, is hereby terminated and will be of no further effect.

7)	Your acceptance of this letter agreement will also confirm your resignation, effective as of December 31, 2005, from all of your positions as an officer or Director of all Company subsidiaries and Color Kinetics Japan.

8)	You will be compensated for your participation in litigation involving Company patents and other intellectual property following the end of your consulting agreement at a per diem rate computed as your 2005 base salary prorated over 240 days. The Company shall reimburse you for reasonable expenses incurred in providing such services.

9)	We appreciate your remaining a member of the Board of Directors. Beginning April 11, 2006, you will receive the Company’s standard outside Director compensation package for your services as a non-employee Director and will in all other respects be treated similarly to the outside Directors.

10)	As Director you will be subject to all Company policies concerning Directors including but not limited to the Company Code of Ethics, Insider Trading Policy, and Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will propose that the Board adopt corporate governance guidelines that include a provision that a director may not compete with the company for a period of one year after ceasing to serve as a director. You should assume that your service on the board will be governed by this guideline.

11)	You may retain your Company computers and cell phone (and the cell phone number) l however you will be responsible for charges related to these devices. After your change of status from employee to consultant, you will no longer maintain a telephone or email address at the Company. The Company will provide suitable directional messages (auto response and VM message) giving correspondents and callers whatever new email address and telephone number you provide.
     On behalf of the Board of Directors, we thank you for your commitment to Color Kinetics and we look forward to continuing to benefit from your contributions.

Sincerely,
/s/ Elisabeth Allison, Lead Director

Accepted:
/s/ George Mueller

Attachment A to the Letter Agreement dated April 11, 2006

Principal Terms of Consulting Agreement

1.	Scope of responsibilities: to provide services, advice and counsel when and as reasonably requested by the Company, including technical advice and assisting the Company in litigation or investigations involving the Company with respect to intellectual property and other legal issues.

2.	Compensation:
•	$265,000 with the portion not paid in Q1:06 salary prorated over period of consultancy

•	Company to pay costs of health care benefits which you are entitled to continue under COBRA throughout the term of the consulting agreement, provided that you make a timely COBRA election.
3.	Company will reimburse you for your reasonable expenses incurred in connection with pre-approved activities by the Company on behalf of the Company upon delivery of appropriate documentation.

4.	Compliance with non-solicitation, confidentiality and non-compete obligations as set forth in the Company’s standard form of Nondisclosure, Noncompetition and Developments Agreement during period of consultancy and for twelve (12) months following the end of this consultancy, i.e. through December 31. 2007.

5.	Require Company approval of any other consulting assignments in LED, SSL, and general illumination industry.